Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Patriot Risk Management, Inc.
Fort Lauderdale, Florida
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 22, 2009, except for Note 20, as to which the date is January 26, 2010, relating to the consolidated financial statements of Patriot Risk Management, Inc., which is contained in that Prospectus, and of our report dated April 22, 2009, relating to the financial statement schedules, which is contained in Part II of the Registration Statement.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Grand Rapids, Michigan
January 29, 2010